SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant To Section 14(a) of
                       the Securities Exchange Act of 1934


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Filed by a Party other than the Registrant  (X)

Check appropriate box:

( )  Preliminary Proxy Statement
( ) Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
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(X)  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            POOL ENERGY SERVICES CO.
                (Name of registrant as specified in its charter)


                             NABORS INDUSTRIES, INC.
                       (Name of Person(s) Filing Proxy Statement)

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( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

( )  Fee paid previously with preliminary materials:

     ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement no.:
     (3)  Filing Party:
     (4)  Date Filed:

[Nabors Industries, Inc. Logo]                 [Nabors Industries, Inc. Address]

NEWS RELEASE

FOR IMMEDIATE RELEASE
=====================

               NABORS CALLS SPECIAL MEETING OF POOL SHAREHOLDERS

       STRONGLY RECOMMENDS THAT POOL SHAREHOLDERS SUPPORT SALE OF COMPANY

HOUSTON, Texas, November 23, 1998 - Nabors Industries, Inc. (AMEX: NBR) announced today that, through its wholly-owned subsidiaries, it is calling a special meeting of shareholders of Pool Energy Services Co. (NASDAQ: PESC). At the special meeting, shareholders of Pool will consider and vote upon a non-binding resolution submitted by Nabors (the "Nabors Resolution") recommending that Pool's board of directors arrange for the sale of the company and take all necessary actions to effect a sale, including entering into negotiations with Nabors and any other qualified bidder offering a higher price per share than Nabors. The special meeting of Pool shareholders is scheduled for January 12, 1999 and will be held at the offices of Pool at 10375 Richmond Avenue, Houston, Texas 77042, at 9:30 a.m. local time. The record date for Pool shareholders to vote is scheduled to be the date the Notice of Meeting is mailed.

On November 23, 1998, Nabors, through its wholly-owned subsidiaries, owns 2,209,500 shares of Pool, representing approximately 10.50% of Pool's outstanding shares as of September 30, 1998. According to Pool's bylaws and the Texas Business Corporation Act, a special meeting may be called by shareholders representing at least 10% of Pool's common stock.

As previously announced on October 30, 1998, Nabors made a proposal to Pool's board to acquire all of the outstanding shares of Pool common stock for consideration of 0.481 shares of Nabors common stock and $6.125 in cash for each outstanding Pool share, representing a value of $14.72 as of October 27, 1998, the last day of trading prior to Nabor's announcement of its merger proposal.

Eugene M. Isenberg, chairman and chief executive officer of Nabors, commented, "We believe the benefits of a Nabors/Pool combination are so compelling to the shareholders and customers of both companies that it is important to effect this combination as soon as possible. Our proposal represents a win-win opportunity for Pool shareholders. Pool's shareholders will receive a premium on their current investment and the opportunity to participate in the higher future returns provided by ownership in a combined company with better prospects than Pool could expect on its own. These improved prospects include enhanced growth opportunities, significant consolidation benefits, benefits from becoming part of a larger and better-capitalized company and increased shareholder liquidity and exposure to the investment community.

"We continue to prefer a negotiated transaction with Pool; however, over the past six weeks since we made our original offer, the Pool board and management have been unable to meet, or to set a date to meet, with Nabors and its representatives. Pool's board, which owns less than 0.3% (excluding options) of the outstanding common stock of Pool, is depriving Pool's shareholders of the opportunity to even consider Nabors' merger proposal. In rejecting Nabors' proposal, Pool cited its determination to pursue its strategic plan. However, during the period between the implementation of that plan in 1994 and October 9, 1998, the last day of trading prior to Nabors' initial merger proposal, Pool's stock price significantly lagged the industry. In fact, during that period, the S&P Oil Well Equipment & Services Index increased 43% and Nabors' stock price increased 96%, while Pool's stock price decreased by 23%," continued Mr. Isenberg.
                                    - more -

                                      - 2 -

"After considering various alternatives, we decided that the best way to facilitate a negotiated transaction between our companies is to let the shareholders of Pool -- the true owners of the company -- have the opportunity to decide for themselves what is in the best interests of their company. We believe that Pool shareholders should be able to consider good faith offers like that made by Nabors, or any other qualified bidder offering a higher price per share than Nabors, to acquire their company in an effort to maximize the value of their Pool investment," continued Mr. Isenberg.

"The Nabors Resolution is an opportunity for Pool's shareholders to tell their board that they support Nabors' merger proposal as a superior alternative to Pool's strategic plan. We look forward to discussing our ideas for combining our two companies during the upcoming solicitation period," concluded Mr. Isenberg.

Nabors expects to file preliminary solicitation materials with the SEC today and to mail its notice of meeting and definitive proxy statement along with its BLUE proxy cards, promptly upon completion of any SEC review.

Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance and project management services.

Nabors and certain persons named below may be deemed to be "participants" (within the meaning of Regulation 14A under the Securities Exchange Act of 1934) in the solicitation of proxies for a special meeting of Pool's shareholders (the "Special Meeting") scheduled for January 12, 1999. At the Special Meeting, Nabors will introduce a proposal to recommend that Pool's Board of Directors arrange for the sale of Pool and take all necessary actions to effect such sale. As of November 23, 1998, Nabors and its subsidiaries beneficially owned 2,209,500 shares of Pool's common stock. The participants in this solicitation may include the persons named below, none of whom beneficially own any Pool common stock (except to the extent that they may be deemed to beneficially own common stock owned by Nabors or its subsidiaries): Eugene M. Isenberg, Chairman of the Board and Chief Executive Officer of Nabors; Anthony G. Petrello, Director, President and Chief Operating Officer of Nabors; Richard A. Stratton, Vice Chairman of the Board of Directors of Nabors; Gary T. Hurford, Director of Nabors; Hans W. Schmidt, Director of Nabors; Myron M. Sheinfeld, Director of

Nabors; Jack Wexler, Director of Nabors; Martin J. Witman, Director of Nabors; Bruce P. Koch, Vice President - Finance of Nabors; Daniel McLachlin, Vice President - Administration and Corporate Secretary of Nabors; Mark Lindsey, Director, Vice President - Finance and Secretary/Treasurer of Nabors Alaska; James H. Denney, Director and President of Nabors Alaska; Jay L. Weidenbach, Director of Nabors Alaska; and Christopher P. Papouras, Director and Vice President of ARRH, Inc.

                                      # # #

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based upon certain assumptions and analyses made by the Company, in light of its experience, and its perception of historical and future trends, on general economic and business conditions; and on numerous other factors, including expected future developments, many of which are beyond the control of the Company. Such forward-looking statements are also subject to certain risks and uncertainties, as disclosed by the Company from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

Contacts: Nabors Industries, Inc.            Abernathy MacGregor Frank
          Dennis A. Smith                    Andrew Brimmer / Matthew Sherman
          (281) 874-0035                     (212) 371-5999